Exhibit 99.1

Callon Petroleum Company Announces Management Appointments

Natchez, MS (August 24, 2016) – Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that the Board of Directors has approved the following management promotions:

•

Gary A. Newberry was appointed Senior Vice President and Chief Operating Officer and will continue to lead all aspects of operations managed by direct reports Jerry Weant, Vice President of Land and Michael O’Connor, Vice President of Permian Operations

•	Joseph C. Gatto, Jr. was appointed President, in addition to his current role as Chief Financial Officer and Treasurer
•	Mitzi P. Conn was appointed to the newly created position of Vice President and Chief Accounting Officer and will report to Mr. Gatto.

Mr. Newberry and Mr. Gatto will continue to report to Fred Callon, Chief Executive Officer and Chairman of the Board of Directors. Mr. Callon commented, “I am proud to announce the promotion of these individuals that have guided our company through one of the most turbulent times we’ve experienced in the global oil markets. We have emerged as a leading operator in the Permian Basin with a proven track record of sustained asset growth combined with leading-edge capital efficiency and operating costs. The strong partnership they have built between our operational and financial organizations has fostered a culture of teamwork and respect that exemplifies Callon’s core values. I am confident that this leadership team will continue to drive shareholder value in the years ahead while maintaining our valued reputation amongst all of our business partners.”

About Callon Petroleum

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News” link on the top of the homepage.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements, as well as statements including the words “believe,” “expect,” “plans” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

For further information contact:

Eric Williams

Manager, Finance

1-800-451-1294